Filed Pursuant to Rule 433
Registration Statement No. 333-275898

●	CUSIP: 78017FWE9
●	Trade Date: May 28, 2024 (expected)
●	Settlement Date: May 31, 2024 (expected)
●	Valuation Date: May 28, 2026 (expected)
●	Maturity Date: June 2, 2026 (expected)
●	Term: 2 years
●	Reference Asset: the EURO STOXX 50® Index (SX5E)
●	Buffer Level: 90% of the Initial Level
●	Buffer Percentage: 10%
●	Participation Rate: 200%
●	Maximum Redemption Amount: [130% – 132%] of the principal amount (to be determined on the Trade Date)
●	Percentage Change of the Reference Asset:
●	Receive a two-for-one positive return if the level of the Reference Asset increases from the Initial Level to the Final Level, subject to the Maximum Redemption Amount set forth above.
●	Return of principal if the Reference Asset does not decrease by more than 10%.
●	Subject to 1% loss of the principal amount for each 1% that the Reference Asset decreases below the Buffer Level if the Final Level is less than the Buffer Level.
●	The notes are subject to Royal Bank of Canada’s credit risk.
●	The notes are not principal protected.
●	Your notes are likely to have limited liquidity.
●	Your potential payment at maturity is limited.
●	Please see the following page for important risk factor information.
●	Each investor will agree to treat the notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes, as described in more detail in the product prospectus supplement.
DETERMINING PAYMENT AT MATURITY
You will lose 1% of the principal amount for each 1% decline in the level of the Reference Asset below the Buffer Level. The payment at maturity per $1,000 in principal amount of the notes will be calculated as follows:
$1,000 + [$1,000 x (Percentage Change + Buffer Percentage)]
In this case, you may lose up to 90% of the principal amount at maturity.

Additional Key Information:
This document is a summary of the preliminary terms of an equity linked note that Royal Bank of Canada will issue.  It does not contain all of the material terms of, or risks related to, these notes. You should read the preliminary terms supplement for the notes and the documents described below before investing. In addition, you should consult your accounting, legal and tax advisors before investing.  The preliminary terms supplement for this offering will be provided to you prior to your investment decision, and it may also be accessed here: https://www.sec.gov/Archives/edgar/data/1000275/000114036124023550/ef20028170_424b2.htm
The notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.
You should review the preliminary terms supplement carefully prior to investing in the notes.  In particular, you should carefully review the relevant risk factors set forth therein, including, but not limited to, the following:
●	You May Receive Less Than the Principal Amount at Maturity.
●	The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
●	Your Potential Payment at Maturity Is Limited.
●	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
●	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.
●	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public.
●	The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set.
●	Our Business Activities May Create Conflicts of Interest.
●	You Will Not Have Any Rights to the Securities Included in the Reference Asset.
●	The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments.
●	An Investment in the Notes Linked to the SX5E Is Subject to Risks Relating to Non-U.S. Securities Markets.
●	The Notes Linked to the SX5E Will Not Be Adjusted for Changes in Exchange Rates.
The SX5E is the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland (“STOXX”), Deutsche Börse Group or their licensors, which is used under license. The notes are neither sponsored nor promoted, distributed or in any other manner supported by STOXX, Deutsche Börse Group or their licensors, research partners or data providers and STOXX, Deutsche Börse Group and their licensors, research partners or data providers do not give any warranty, and exclude any liability (whether in negligence or otherwise) with respect thereto generally or specifically in relation to any errors, omissions or interruptions in the SX5E or its data.
RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada - Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.) ® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.